Northern Empire Bancshares, Declaration of Stock Dividend

SANTA ROSA, CA -- 03/30/2006 -- The Board of Directors of Northern Empire Bancshares (NASDAQ: NREB), the parent company of Sonoma National Bank, has declared a 5% stock dividend to shareholders of record on May 1, 2006. The new shares will be mailed directly from the transfer agent on approximately May 19, 2006.

For additional information contact:
Deborah A. Meekins
President & CEO
(707) 579-2265